EXHIBIT 10.1



                    CONSULTING AND NON-COMPETITION AGREEMENT





                                 BY AND BETWEEN





                                  VSOURCE, INC.



                                       AND



                                 DENNIS M. SMITH







                            DATED AS OF JULY 18, 2005

This CONSULTING AND NON-COMPETITION AGREEMENT dated as of July 18, 2005 (the "Effective Date"), by and between, Vsource, Inc., a Delaware company (the "Company"), and Dennis M. Smith ("Consultant").

     In consideration of consulting services to be provided by the Consultant to the Company and the cancellation and termination of the Existing Employment Agreements (defined in Section 16 below), the parties hereto agree as follows:

1. CONSULTING. Subject to earlier termination in accordance with Sections set out below this Agreement shall commence as of the Effective Date and continue until the date which is the later of the Initial Term or such additional term provided under Section 1.b.

     a. Duties. The Company agrees to retain the Consultant and Consultant agrees to serve the Company, subject to the direction of the Board of Directors of the Company (the "Board"), and to have such authority and duties relative to the operation of the Company as may be determined by the Board. In addition, Consultant agrees, if requested by the Board to serve as a Director of the Company and/or it subsidiaries, subject to continuing directors and officers insurance coverage pursuant to Section 16.j. below.

     b. Term. The initial term of this Agreement shall be from the Effective Date hereof until July 18, 2007 (the "Initial Term"). This Agreement shall renew automatically for additional one (1) year terms unless either party gives notice of termination not less than 90 days prior to the end of the existing term.

     c. Best Efforts. Subject to the provisions set forth in Section 9 hereto, during the term of this Agreement, Consultant shall use his best efforts to advance the interests of the Company and any subsidiaries thereof (the "Vsource Companies").

2. COMPENSATION. The Company shall pay to Consultant, as consideration for the services to be rendered by Consultant hereunder, an annual fee of US$300,000 per year payable monthly in twelve equal payments of $25,000 (the "Monthly Fee") on or about the 20th day of each month by telegraphic or wire transfer to the account designated by the Consultant from time to time in writing.

3. BONUSES, STOCK OPTIONS, RESTRICTED STOCK AND SIMILAR TYPES OF COMPENSATION BENEFITS. Bonuses, stock option grants, participation in restricted stock programs or deferred compensation programs and other similar types of compensation plans will be decided by the Board.

4. BENEFITS. Consultant served as an officer of the Company prior to the commencement of this Agreement. The Company will continue to provide the Consultant with coverage under existing plans for medical, dental, and retirement coverage or an alternative provider with equivalent coverage mutually agreed by the parties.

5. EXPENSES. Upon presentation of proper vouchers, receipts or other proof, Consultant shall be reimbursed promptly by the Company for all reasonable travel and other expenses incurred by Consultant in connection with performing his Consulting obligations hereunder, provided that the Consultant will comply with the Company's expense approval policies, including prior approval of expenditures in accordance with Company policy.

6. TERMINATION OF THE AGREEMENT.

     a. By the Consultant. The Agreement may be terminated by the Consultant without cause (a "Voluntary Termination") at any time upon at least 60 days written notice to the Company.

     b. By the Company. The Agreement may be terminated by the Company for actual cause or without actual cause as follows:

          i. Termination for Actual Cause.

               1. immediately, in the event that (1) Consultant is convicted or pleads guilty or nolo contendere to a felony or a crime of moral turpitude, (2) the Board determines in good faith that Consultant has been grossly negligent or acted dishonestly to the material detriment of the Company, (3) Consultant willfully disobeys the instructions or mandates of the Board and such disobedience continues after Consultant is afforded a reasonable opportunity to cure such disobedience, or (4) the Board makes a good faith determination that Consultant has engaged in actions amounting to willful misconduct or failed to perform his duties hereunder and such failure continues after Consultant is afforded reasonable opportunity to cure such failure (each of (1), (2), (3) or (4), referred to herein as a "Termination for Actual Cause"); or

               2. immediately, in the event that Consultant is indicted or otherwise formally charged with a felony or a crime of moral turpitude, in which case the Board may, upon three (3) days written notice, suspend the Agreement. Thereafter, all payments of salary and bonuses, if any, to which Consultant otherwise would be entitled under this Agreement shall be paid into an interest bearing escrow account. In the event that Consultant shall be acquitted of such charges or such charges shall otherwise be dismissed, Consultant shall be reinstated as a Consultant, and all fees and accrued bonuses, if any, paid into escrow, plus accrued interest, shall be paid to Consultant. In the event Consultant shall be convicted or pleads guilty or nolo contendere to such charges; all salary and accrued bonuses paid into escrow plus accrued interest, shall be paid over to the Company, and this Agreement shall be deemed to have terminated as of the date of his suspension.

          ii. Termination Without Actual Cause.

               1. the Board, in its discretion, resolves to terminate the Agreement for any reason other than those set forth in sub-sections b(i)(1) or b(i)(2) above, upon written notice to Consultant.

     c. Death of Consultant. In the event of Consultant's death during the term of his Agreement, this Agreement shall be deemed to have terminated on the last day of the calendar month during which Consultant's death occurred.

8. SEVERANCE.

     a. Voluntary Termination or Termination for Actual Cause. In the event of Voluntary Termination or Termination for Actual Cause, the Company shall pay to Consultant, in full discharge of its obligations hereunder, the Monthly Fee through the date specified in the applicable notice as the termination date (the "Termination Date"); plus any Bonus that has been awarded but not yet been paid, and expenses through the Termination Date, plus any compensation or benefits to which he may be entitled pursuant to the benefit plans of the Company (in the aggregate, the amounts in this sentence shall be the "Accrued Amounts"); provided, that in the case of a Voluntary Termination, if the Company permits Consultant to terminate the Agreement on a date earlier than the Termination Date (i.e. with less than sixty (60) days written notice), then the Company shall only be obligated to pay the Monthly Fees and Accrued Amounts due Consultant through such earlier date.

     b. Death. In event Consultant's consulting by the Company terminates on account of Consultant's death, the Company shall pay to Consultant (or his estate), in full discharge of its obligations hereunder, Consultant's Monthly Fees through the Termination Date.

     c. Termination Without Actual Cause. In the event the Agreement is terminated by the Company other than for a Termination for Actual Cause, Consultant shall be entitled to receive a lump sum termination payment which shall be made by the Company to the Consultant within 30 days of the Termination Date equal to (i) the Accrued Amounts and (ii) the Monthly Fee times number of months (including fractions thereof) until the last date of the Initial Term or, if the Termination Without Actual Cause takes place after the completion of the Initial Term, the date which is 90 days from the Termination Date.

9. NON-COMPETITION. Consultant covenants and agrees that during the term of Agreement with the Company and for a period (the "Non-Compete Period") commencing on the Termination Date and ending on the date which is one (1) year from the date of the final payment by the Company to Consultant pursuant to this Agreement, Consultant will refrain from: (i) directly or indirectly (as a director, officer, Consultant, manager, consultant, independent contractor, advisor or otherwise) engaging in competition with, or owning any interest in, performing any services for, participating in or being connected with any business or organization which engages in competition with any of the Vsource Companies (the "Vsource Business") (ii) soliciting directly or indirectly the patronage of any person with whom Consultant has had personal contact or dealings on behalf of any of the Vsource Companies during the twelve (12) month period immediately preceding the Termination Date, or (iii) directly or indirectly employing, soliciting for employment, or advising or recommending to any other person that they employ or solicit for employment, any Consultant of any of the Vsource Companies.

     In connection with the foregoing provisions of this Section 9, Consultant represents that his experience, capabilities and circumstances are such that the provisions of these Sections will not prevent him from earning a livelihood and that the limitations set forth herein are reasonable and properly required for the adequate protection of the Company.

     Furthermore, in connection with the foregoing provisions of this Section 9, the Company acknowledges that the Consultant now serves, and will continue to serve, in a number of other capacities concurrent with his role as a Consultant to the Company.

10. CONFIDENTIAL INFORMATION.

     a. Non-Disclosure. Consultant agrees not to use other than for the benefit of the Vsource Companies and to keep confidential, during the term of the Agreement for at least two (2) years thereafter, all information about the Vsource Companies which the Vsource Companies treat as confidential, including, but not limited to, information about customers, marketing plans, marketing techniques, technical information, and possible new products or services, except that Consultant will not be required to keep particular items of information confidential after those items of information become generally available to the public without a breach by Consultant of Consultant's obligations under this Section. Consultant covenants and agrees that except in the performance of his duties hereunder, he will not, at any time, directly or indirectly, without the prior written consent of the Company, use or disclose to any person any confidential or proprietary information ("Confidential Information") obtained or developed by him while employed by the Company relating to the business of the Vsource Companies, except information which at the time (i) is available to others in the business or generally known to the public other than as a result of disclosure by him not permitted hereunder, (ii) is lawfully acquired from a third party who is not obligated to a Vsource Company to maintain such information in confidence or (iii) is used in any dispute or proceedings between the parties and/or Consultant is legally compelled to disclose such information; provided, however, that prior to any such compelled disclosure, Consultant will
(a) assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure and (b) cooperate fully with the Company or any other Vsource Company in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. In the event that such protection against disclosure is not obtained, Consultant will be entitled to disclose the Confidential Information, but only as and to the extent necessary to legally comply with such compelled disclosure.

     b. Disclosure to the Company. Consultant shall disclose promptly to the Company all new discoveries, ideas, formulae, products, methods, processes, designs, trade secrets, copyrightable material, patentable inventions, or other useful technical information or know-how and all improvements, modifications or alterations of existing discoveries made, discovered, or developed by him, either alone or in conjunction with any other person during the term of his Consulting by the Company, or using the Vsource Companies' materials or facilities, which discoveries or developments are based on, derived from, or make use of any information directly related to the business disclosed to, or otherwise acquired by, Consultant from any of the Vsource Companies during his Consulting by the Company. Consultant agrees that any copyright, patent, trademark, or other proprietary rights in any such discoveries shall be the sole and exclusive property of the Company, and none of the Vsource Companies need account to Consultant for any revenue or profit derived therefrom. If by operation of law or otherwise, any or all of the items set forth in Section 9, or any component or element thereof, is considered to be the intellectual property right of Consultant, Consultant hereby agrees to irrevocably assign to the Company, its successor and assigns, ownership of all United States and international copyrights and all other intellectual property rights available with respect to each such element or item. Consultant shall be deemed to have granted the Company an irrevocable power of attorney to execute as Consultant's agent any and all documents (including copyright registrations) deemed necessary by the Company to perfect the Company's intellectual properly rights in and to each of the items set forth in this Section.

     c. Trade Secrets. Consultant agrees, in order to effectuate the intent of the parties hereunder with respect to confidentiality of the trade secrets of the Vsource Companies, to return to the Vsource Companies forthwith upon the request of a Vsource Company or the termination of his Consulting or promptly thereafter, all documents, materials, photographs, memorandums, and all copies or reproductions hereof, or any property of a similar or different nature containing information relating to the business or other Confidential Information, whether such material was furnished by a Vsource Company, or otherwise. Consultant further agrees to use his best efforts and to exercise utmost diligence to protect and guard and keep secret and confidential all Confidential Information that shall come into his possession by reason of his Consulting by the Company.

     d. Company Property. Consultant agrees to return to the Vsource Companies forthwith upon the request of any Vsource Company or the termination of his Consulting or promptly thereafter, all other properly belonging to the Vsource Companies.

11. REPORTING. Consultant shall report to the Chairman of the Board of the Company.

12. INDEPENDENT CONTRACTOR. Consultant shall be an independent contractor, and not an employee or agent of the Company or any of its affiliates or subsidiaries for any purpose, including but not limited to FICA, FUTA, and income tax withholding. Consultant agrees to perform consulting services in accordance with this Agreement and shall not subcontract the performance of all or any part of its obligations hereunder to any third parties without the Company's prior written consent.

13. INDEMNITY.

     (a) Subject to Sections 14 and 15 below, Consultant agrees to defend, indemnify, and hold the Company (and its affiliates, owners, employees, and agents) harmless from and against all indemnifiable damages, to the maximum extent permitted by applicable law.

     (b) Subject to paragraphs 14 and 15 below, the Company agrees to defend, indemnify, and hold Consultant harmless from and against all indemnifiable damages, to the maximum extent permitted by applicable law.

     (c) "Indemnifiable damages" means all expenses, losses, costs, deficiencies, liabilities, and damages (including related attorneys' and paralegals' fees, court costs, including costs for appeals, and arbitration expenses) incurred or suffered by a party, however caused and regardless of whether incurred or suffered in tort, contract or otherwise, resulting from any default in the performance of any of the covenants or agreements of the other party in this Agreement.

14. LIMITATION OF LIABILITY. Neither party shall be liable to the other party with respect to this Agreement, except for such party's own gross negligence or willful misconduct.

15. FORCE MAJEURE. Neither party shall be liable for failure to perform its obligations hereunder due to causes beyond its control, including acts of God, laws and requirements of any government, national emergencies, materials shortages or labor difficulties.

16. MISCELLANEOUS.

     a. Notice. Any notices or other communications to Consultant or to the Company under or relating to this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile transmission to the Company or Consultant, as the case may be, at the Company's principal offices, or on the third day after the day on which mailed to the Company or Consultant, as the case may be, by first class mail addressed to the Company or Consultant at the Company's principal offices, except that after the term of this Agreement terminates, any notice or other communication to Consultant will be deemed given when delivered in person or sent by facsimile transmission, or on the third day after the day on which mailed by first class mail, to Consultant at an address specified by Consultant to the Company in the manner provided in this Section (or, if Consultant does not specify an address, at the Company's principal offices).

     b. No Duplication. The payments and benefits received by Consultant hereunder are in addition to, and not duplicative of, payments and benefits received by Consultant under Consultant's employment and non-competition agreements with each of Vsource (Asia) Limited and Vsource (CI) Ltd , each dated as of April 1, 2005 (together, the "Existing Employment Agreements").

     c. Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and replaces in their entirety the Existing Employment Agreements which Consultant agrees are cancelled and terminated as of the Effective Date, except that Consultant shall be credited hereunder with all benefits that have accrued under the Existing Employment Agreements through the Effective Date, including without limitation vacation that has accrued and Consultant stock options that have been granted under the Existing Employment Agreements. No termination, revocation, waiver, modification, amendment or supplement to this Agreement shall be binding unless consented to in writing by Consultant and the Company.

     d. Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of Delaware, without giving effect to the conflict of laws provisions thereof.

     e. Interpretation. As used in this Agreement, the masculine gender shall include the feminine or neuter gender and the plural shall include the singular wherever appropriate. The titles of the paragraphs and sections have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof. Nothing herein shall be construed against or more favorably toward any party by reason of any party having drafted this Agreement or any portion hereof.

     f. Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall be automatically reformed and construed so as to be valid, operative and enforceable to the maximum extent permitted by law, or if no reformation is permissible, shall be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement, and any such invalidity, illegality or unenforceability shall not, of itself, affect the validity, legality or enforceability of such provision in any other jurisdiction.

     g. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

     h. No Waiver. No failure or delay on the part of either party is exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other right or power.

     i. Previous Employer. Consultant hereby represents that he is under no obligation or agreement that would prevent him from being a Consultant to the Company or adversely impact his ability to perform the expected services for the Company. As a condition of Consulting, no confidential documents, computer discs, computer stored information, or any other confidential properly of any previous employer are to be brought on the premises or used in any way in your Consulting by the Company. As a further condition of Consulting, Consultant agrees not to use or disclose the trade secrets or confidential information, if any, of a previous employer in connection with Consultant's services for the Company.

     j. Directors & Officers Insurance. The Company represents and warrants that
Article 7 (No Director Liability) of the Company's certificate of incorporation (and the provisions therein, including those relating to indemnification) remains in full force and effect and has not been amended, repealed or otherwise modified. The Company agrees to maintain in effect reasonable and customary Directors and Officers liability insurance providing a "tail period" covering Consultant for his service as a director, officer and consultant of the Company and its subsidiaries.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                       Vsource, Inc.



                                       By:         /s/ James G. Higham
                                                --------------------------

                                                Name:  James G. Higham

                                                Title: Vice President





                                       By:      /s/ Dennis M. Smith
                                                --------------------------

                                                    Dennis M. Smith